PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Dollars in thousands)



                                                  Sept. 30,       December 31,
                                                     1995               1994
                                                     ----               ----
                                                (unaudited)

Short-term debt                                $    80,800             49,300
Current portion of long-term debt                   16,500             25,300
Long-term debt                                     620,100            622,300
                                               -----------        -----------
   Total debt                                      717,400            696,900
Minority interests in subsidiaries                  70,000             65,300
Common shareholders' equity                      2,570,600          2,187,600
                                               -----------        -----------
   Total capitalization                        $ 3,358,000          2,949,800
                                               ===========        ===========

Ratio of total debt to total
 capitalization                                       21.4%              23.6%
                                               ===========        ===========